Exhibit 10.1

FIFTH
MODIFICATION AGREEMENT

BY THIS FIFTH MODIFICATION AGREEMENT (the "Agreement"), made and entered into as of the 26th day of July, 2011, WELLS FARGO BANK, NATIONAL ASSOCIATION (the "Lender"), and KNIGHT TRANSPORTATION, INC., an Arizona corporation (the "Borrower"), in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby confirm and agree as follows:

SECTION 1.          RECITALS; ACKNOWLEDGEMENTS.

1.1           The Borrower and the Lender entered into that Credit Agreement dated September 15, 2005, as modified by that Modification Agreement dated October 6, 2006, that Second Modification dated March 30, 2007, that Third Modification dated September 16, 2008, and that Fourth Modification dated September 20, 2010 (as amended from time to time, the "Credit Agreement") to provide financial accommodations to the Borrower as provided therein.

1.2           Borrower and the Lender desire to modify the Credit Agreement as set forth herein.

1.3           All undefined capitalized terms used herein shall have the meaning given them in the Credit Agreement.

SECTION 2.          CREDIT AGREEMENT.

2.1           Recitals.  Recital A to the Credit Agreement is hereby amended to replace the reference to "for working capital purposes" with a reference to "to fund Borrower's working capital, the repurchase of the capital stock of Borrower, general corporate purposes, including, but not limited to Permitted Acquisitions (as defined below)".

2.2           Definitions - Amendments.  The following definitions in Section 1.1 of the Credit Agreement are hereby amended to read as follows:

"Letter of Credit Commitment" shall mean $75,000,000.00.

"Maximum RLC Commitment" shall mean $150,000,000.00.

"Material Adverse Effect" shall mean (a) a material adverse effect in the business, operations, results of operations, assets, liabilities or financial condition  of Borrower or any Subsidiary of Borrower, (b) a material impairment of the Borrower's or any Subsidiary's ability to perform its obligations under any of the Loan Documents, or (c) a material impairment of the Lender's ability to enforce the Borrower's or any Subsidiary's obligations under any of the Loan Documents as a result of an action or failure to act on the part of Borrower or any of its Subsidiaries.

"RLC Maturity Date" shall mean July 31, 2016.

2.3           Definitions - Additions.  The following definitions are hereby added to Section 1.1 of the Credit Agreement as follows:

"Acquiree" has the meaning ascribed thereto in the definition of "Permitted Acquisition" contained herein.

"Acquisition" means any transaction or series of related transactions resulting, directly or indirectly, in: (a) the acquisition by any Person of: (i) all or substantially all of the assets of another Person; or (ii) any business unit or division of another Person; (b) the acquisition by any Person of in excess of 50.00% of the equity interests of any other Person, or otherwise causing any other Person to become a Subsidiary of such Person; or (c) a merger or consolidation, or any other combination, of any Person with another Person (other than a Person that is a Subsidiary) in which Borrower is the surviving Person; provided, however, that Acquisition will not include any such transaction between Borrower and any Subsidiary of Borrower or between any Subsidiaries of Borrower listed on Schedule "2.19" hereof .

 "Permitted Acquisition" means any Acquisition made by the Borrower or any of its Subsidiaries so long as: (a) such Acquisition is undertaken in accordance with all applicable laws, rules, regulations and orders of any Governmental Authority; (b) no Event of Default exists immediately prior to, or would exist immediately after, giving effect to such Acquisition; (c) in connection with such Acquisition, Borrower has obtained and delivered to Lender the prior, effective written consent of the board of directors or equivalent governing body or equity holders of the Person or business so acquired (the "Acquiree") at least one business day prior to the date of the consummation of such Acquisition; (d) the Acquiree shall be engaged principally in the same business or a business reasonably related thereto as Borrower or the Subsidiary of Borrower proposing to effect such Acquisition; (e) Borrower shall provide to Lender evidence reasonably satisfactory to Lender detailing pro forma compliance with all financial covenants set forth in Section 5.11 for each of the four consecutive fiscal quarters following the consummation of such Acquisition, with such information to be provided to Lender at least three business days prior to the date of the consummation of such Acquisition.

2.4           Procedures for Borrowings Under the RLC Facility.   Section 2.3(a) of the Credit Agreement is hereby amended to replace the reference to "five (5)" with a reference to "seven (7)".

2.5           Guaranties.  Section 2.19 of the Credit Agreement is hereby amended and restated to read as follows:

At all times prior to Termination, the Borrower shall cause the Loans and the Borrower's obligations under this Agreement to be guaranteed by a valid and effective continuing guaranty (collectively, the "Guaranties") substantially in the form of Exhibit "C", duly executed and delivered by each of the Subsidiaries listed on Schedule "2.19" attached hereto.

2.6           Insurance Requirements.  Section 5.2 of the Credit Agreement is hereby amended to (a) replace the reference to "$2,000,000.00" with a reference to "$5,000,000.00", and (b) replace the reference to "$500,000.00" with a reference to "$2,000,000.00".

2.7           Environmental Matters.  The second to last sentence of Section 3.14 of the Credit Agreement is hereby amended and restated to read as follows:

None of the operations of the Borrower or any Subsidiary is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment, except where any of the foregoing would not reasonably be expected to result in a Material Adverse Effect.

2.8           Subsidiaries.  Section 3.15 of the Credit Agreement is hereby amended and restated as follows:

All Subsidiaries, except any Subsidiary not required to be listed on Schedule "2.19" as a Guarantor, are correctly identified on Schedule "3.15" hereto.

2.9           Permits, Franchises.  Section 3.17 of the Credit Agreement is hereby amended by adding "material" immediately before "permits".

2.10           Other Obligations.  Section 3.18 of the Credit Agreement is hereby amended and restated to read as follows:

The Borrower is not in default on any obligation in an amount greater than $1,000,000, whether such obligation is for borrowed money, a purchase money obligation or a material lease, commitment, contract, instrument or obligation.

2.11           Litigation and Other Notices.  Section 5.5 of the Credit Agreement is hereby amended by amended subsection (e) by replacing the reference to "$2,500,000.00" with a reference to "$5,000,000.00" that is not covered by insurance.

2.12           Compliance.  Section 5.9 of the Credit Agreement is hereby amended by adding the following after the word "business" on the last line thereof:

, except where the failure to do any of the foregoing would not reasonably be expected to result in a Material Adverse Effect.

2.13           Financial Covenants.  Section 5.11 of the Credit Agreement is hereby amended and restated to read as follows:

          Financial Covenants.  Maintain Borrower's financial condition as follows using GAAP, calculated on a consolidated basis (except to the extent modified by the definitions herein) (the "Financial Covenants"):

(a)           Its total consolidated Funded Debt to consolidated EBITDA not greater than 2.0 to 1.0 as of each calendar quarter end, determined on a rolling 4-quarter basis, with "Funded Debt" defined as the sum of all obligations for borrowed money of Borrower and its Subsidiaries (including subordinated debt) plus all capital lease obligations,  of Borrower and its Subsidiaries on a consolidated basis, and with "EBITDA" defined as net profit before tax plus interest expense (net of capitalized interest expense), depreciation expense and amortization expense.

(b)           Its net income after tax (excluding noncash stock compensation) determined at the end of each fiscal year for Borrower and its Subsidiaries on a consolidated basis of not less than $1.00 for such fiscal year and its pre-tax profit (excluding noncash stock compensation) for each fiscal quarter at the end of such fiscal quarter of not less than $1.00.

(c)           Tangible Net Worth not less than $325,000,000.00 at any time, with "Tangible Net Worth" defined as the aggregate of total stockholders' equity less any intangible assets.

2.14           New Subsidiaries; Guarantors.  Section 5.12 of the Credit Agreement is hereby amended and restated to read as follows:

Section 5.12. New Subsidiaries; Dormant Subsidiaries; Guarantors.  The Borrower shall promptly and diligently take all actions necessary to cause any Subsidiary that subsequently undertakes to conduct any business operations (each a "Dormant Subsidiary"), any new Subsidiary (each a "New Subsidiary") or any other existing Subsidiary that is not a Guarantor hereunder (each an "Existing Non-Guarantor Subsidiary"), to become a Guarantor under the Guaranty by delivering to Lender an executed Guaranty in the form attached hereto as Exhibit "C", and such other documents as the Lender may reasonably request (each being a "New Guaranty").  Each New Subsidiary shall provide to Lender a fully executed New Guaranty within 30 days of being acquired.  Each Dormant Subsidiary shall provide to Lender a fully executed New Guaranty within 30 days of undertaking to conduct any business or operations.  Each Existing Non-Guarantor Subsidiary shall provide to Lender a fully executed New Guaranty immediately upon demand by Lender.  Each Subsidiary complying with this Section 5.12 shall be deemed to be added to Schedules 2.19 and 3.15 from the time of acquisition, and no default shall exist during the 30-day period referenced herein.

2.15           Section 6.1 of the Credit Agreement.  Section 6.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

Section 6.1.  Liens.  Incur, create, assume or permit to exist any Liens on any of the Borrower's property or assets or that of any Subsidiary, including without limitation, "accounts" and "inventory" (each as defined in the Arizona Uniform Commercial Code) and fixed assets (including without limitation tractors, trailers and real estate) or such property or assets of any Subsidiary, whether such property or assets are now owned or hereafter acquired by the Borrower, or by a Subsidiary, or on any income or rights in respect of any thereof, to secure any Indebtedness; provided that the foregoing shall not apply to Liens on the property or assets of the Borrower or any Subsidiary:

(i)             existing on the date hereof and described in Schedule "6.1" and any refinancing thereof;

(ii)            in favor of the Lender;

(iii)           for unpaid taxes, assessments, or other governmental charges or levies that either (a) are not yet delinquent, or (ii) the underlying taxes, assessments, or charges or levies are subject of a promptly instituted protest and Borrower has establishes a reserve with respect thereto (in an amount reasonably satisfactory to Lender);

(iv)           resulting from judgments arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default;

(v)           with respect to any real property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof;

(vi)           for carrier's, warehousemen's, mechanic's and materialmen's, repairmen's and other Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside on its books;

(vii)          resulting from pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

(viii)         resulting from deposits to secure performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in each case in the ordinary course of business;

(ix)           resulting from any secured indebtedness permitted under Section 6.2 of this Agreement;

(x)            on property acquired in any Permitted Acquisition, provided that such Liens extend only to the property so acquired and were not created in contemplation of such acquisition; and

(xi)           arising solely by virtue of any statutory or common law provision relating to bankers' liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor deposit institution.

2.16           Indebtedness.  Section 6.2(d) of the Credit Agreement is hereby amended and restated to read as follows:

(d) purchase money obligations, equipment financing, Capital Leases, operating leases, and other Indebtedness that is secured only by the assets being financed; provided,

that (i) such Indebtedness is incurred prior to or within 90 days after the acquisition of the asset, and (ii) the aggregate outstanding principal amount of such Indebtedness does not exceed $10,000,000.00.

2.17           Indebtedness.  Section 6.2 of the Credit Agreement is hereby amended by adding a new subsection (e) as follows:

(e) Indebtedness incurred as a result of a Permitted Acquisition, provided that such Indebtedness was not created in contemplation of such acquisition and such Indebtedness does not exceed $20,000,000.00 in an aggregate amount outstanding at any one time.

2.18           Merger, Consolidation, Transfer of Assets.  Section 6.3 of the Credit Agreement is hereby amended and restated in its entirety as follows:

Section 6.3  Merger, Consolidation, Transfer of Assets.  Merge into or consolidate with any other entity without the written consent of the Lender; make any substantial change in the nature of the Borrower's or any Subsidiary's business as conducted as of the date hereof or any business reasonably related thereto; other than Permitted Acquisitions by Borrower or a Subsidiary of Borrower, acquire all or substantially all of the assets of any other entity without the written consent of the Lender; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of the Borrower's or any Subsidiary's assets except in the ordinary course of its business, nor transfer all or a substantial or material portion of the Borrower's assets to its Subsidiaries.

2.19           Loans, Advances, Investments.  Section 6.8 of the Credit Agreement is hereby amended and restated in its entirety as follows:

Section 6.8  Loans, Advances, Investments.  Make any loans or advances to or investments in any person or entity exceeding $30,000,000.00 in the aggregate principal  amount outstanding at any one time, except for Permitted Acquisitions by Borrower or any Subsidiary and loans and investments made by Borrower among its Subsidiaries.

2.20           Dividends, Distributions.  Section 6.9 of the Credit Agreement is hereby amended and restated in its entirety as follows:

Intentionally Omitted.

2.21           Events of Default.   Subsection (d) of Article VII of the Credit Agreement is amended and restated to read as follows:

(d)           the Borrower or any Subsidiary shall fail to make when due any payment (of whatever amount) on any Indebtedness owed to any Person (other than Lender or an Affiliate of Lender) involving an aggregate amount of $1,000,000 or more (whether due by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after applicable notice and grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any failure by the Borrower or any Subsidiary to perform any covenant or agreement on its part to be performed under any agreement or instrument evidencing or security relating to such Indebtedness shall result after the applicable notice and grace period, if any, in the acceleration of the maturity of a portion of such Indebtedness;

2.22           Events of Default.   Article VII is hereby amended by adding the following as subsection (d)(A):

(d)(A)           the Borrower or any Subsidiary shall fail to make when due any payment (of whatever amount), whether due by scheduled maturity, required prepayment, acceleration, demand or otherwise, on any Indebtedness owed to Lender or an Affiliate of Lender (other than the Loans), including without limitation any such Indebtedness pursuant to any agreement with respect to any interest rate swap or similar transaction,  and such failure shall continue after applicable notice and grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any failure by the Borrower or any Subsidiary to perform any covenant or agreement on its part to be performed under any agreement or instrument evidencing or security relating to such Indebtedness shall result after the applicable notice and grace period, if any, in the acceleration of the maturity of a portion of such Indebtedness;

2.23           Exhibit "E" to the Credit Agreement.  Exhibit "E" to the Credit Agreement is hereby amended and restated to read as attached hereto.

2.24           Schedule 3.15 of the Credit Agreement.  Schedule 3.15 of the Credit Agreement is hereby amended and restated to read as attached hereto.

2.25           Schedule 6.1 of the Credit Agreement.  Schedule 6.1 of the Credit Agreement is hereby amended and restated to read as attached hereto.

2.26           Schedule 6.2 of the Credit Agreement.  Schedule 6.2 of the Credit Agreement is hereby amended and restated to read as attached hereto.

2.27           Principal Amount of Note.  All references in the note to "$50,000,000.00" or to "Fifty Million and NO/100 Dollars" are hereby amended to read "$150,000,000.00" and "One Hundred Fifty Million and NO/100 Dollars" respectively.

SECTION 3.         OTHER MODIFICATIONS, RATIFICATIONS AND AGREEMENTS.

3.1           Borrower has disclosed to Lender that it owns a fifty two percent (52%) interest in an Existing Non-Guarantor Subsidiary as of the date of this Agreement.  Notwithstanding Sections 2.19, 3.15 and Section 5.12 of the Credit Agreement, Lender hereby agrees (a) that the failure to list the Existing Non-Guarantor Subsidiary as a Subsidiary on Schedules 2.19 and 3.15 to the Credit Agreement shall not result in an Event of Default from the date of this Agreement through and including the date, if any, that Borrower is required to do so pursuant to the next sentence, and (b) that the Existing Non-Guarantor Subsidiary shall not be required on the date of this Agreement to execute a Guaranty in favor of Lender pursuant to the terms of Section 5.12 of the Credit Agreement from the date of this Agreement through and including the date, if any, that Borrower is required to do so pursuant to the next sentence.  Notwithstanding the foregoing, (a) Lender reserves the right to at any time require Borrower to, and Borrower shall immediately upon Lender making such demand (i) amend the Credit Agreement to list the Existing Non-Guarantor Subsidiary on Schedules 2.19 and 3.15 to the Credit Agreement, (ii) cause the Existing Non-Guarantor Subsidiary to execute a Guaranty pursuant to the terms of Section 5.12 of the Credit Agreement, and (b) the Existing Non-Guarantor Subsidiary shall be deemed a Subsidiary for all purposes under the Credit Agreement except as set forth in this Section 3.1.

3.2           All references to the Credit Agreement in the other Loan Documents are hereby amended to refer to the Credit Agreement as hereby amended.

3.3           Borrower hereby reaffirms to the Lender each of the representations, warranties, covenants and agreements of Borrower set forth in the Credit Agreement, as amended hereby, with the same force and effect as if each were separately stated herein and made as of the date hereof.

3.4           Borrower hereby ratifies, reaffirms, acknowledges, and agrees that the Note and the Credit Agreement represent valid, enforceable and collectible obligations of Borrower, and that there are no existing claims, defenses, personal or otherwise, or rights of setoff whatsoever with respect to any of these documents or instruments.  Borrower further acknowledges and represents that no event has occurred and no condition exists that, after notice or lapse of time, or both, would constitute a default under this Agreement, the Note or the Credit Agreement, as amended hereby.

3.5           All terms, conditions and provisions of the Credit Agreement are continued in full force and effect and shall remain unaffected and unchanged except as specifically amended hereby. The Credit Agreement, as amended hereby, is hereby ratified and reaffirmed by Borrower, and Borrower specifically acknowledges the validity and enforceability thereof.

SECTION 4.          GENERAL.

4.1           This Agreement in no way acts as a release or relinquishment of those rights securing payment of the Loans.  Such rights are hereby ratified, confirmed, renewed and extended by Borrower in all respects.

4.2           The modifications contained herein shall not be binding upon the Lender until the Lender shall have received all of the following:

(a)           An original of this Agreement fully executed by the Borrower.

(b)           A Consent and Agreement of Guarantors, fully executed by the Guarantors.

(c)           Continuing Guaranty agreements from each of the Guarantors to which a Continuing Guaranty has not been previously obtained.

(d)           Such resolutions or authorizations and such other documents as the Lender may require relating to the existence and good standing of the Borrower and the Guarantors and the authority of any person executing this Agreement or other documents on behalf of the Borrower and the Guarantors.

4.3           Borrower shall execute and deliver such additional documents and do such other acts as Lender may reasonably require to fully implement the intent of this Agreement.

4.4           Borrower shall pay all costs and expenses, including, but not limited to, reasonable attorneys' fees incurred by the Lender in connection herewith, whether or not all of the conditions described in Paragraph 4.2 above are satisfied.  The Lender, at its option, but without any obligation to do so, may advance funds to pay any such costs and expenses that are the obligation of the Borrower, and all such funds advanced shall bear interest at the highest rate provided in the Note and shall be due and payable upon demand.

4.5           Notwithstanding anything to the contrary contained herein or in any other instrument executed by Borrower or the Lender, or in any other action or conduct undertaken by Borrower or the Lender on or before the date hereof, the agreements, covenants and provisions contained herein shall constitute the only evidence of the Lender's consent to modify the terms and provisions of the Credit Agreement.  Accordingly, no express or implied consent to any further modifications involving any of the matters set forth in this Agreement or otherwise shall be inferred or implied by the Lender's consent to this Agreement.  Further, the Lender's consent to this Agreement shall not constitute a waiver (either express or implied) of the requirement that any further modification of the Credit Agreement shall require the express written consent of the Lender; no such consent (either express or implied) has been given as of the date hereof.

4.6           Time is hereby declared to be of the essence hereof of the Credit Agreement, and the Lender requires, and Borrower agrees to, strict performance of each and every covenant, condition, provision and agreement hereof, of the Credit Agreement.

4.7           This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their heirs, personal representatives, successors and assigns.

4.8           This Agreement is made for the sole protection and benefit of the parties hereto, and no other person or entity shall have any right of action hereon.

4.9           This Agreement shall be governed by and construed according to the laws of the State of Arizona.

[signatures on following pages]

IN WITNESS WHEREOF, these presents are executed as of the date indicated above.

WELLS FARGO BANK,
NATIONAL ASSOCIATION

By:	/s/ Keri M. Tignini
Name:	Keri M. Tignini
Its:	Senior Relationship Manager
LENDER

KNIGHT TRANSPORTATION, INC.

By:	/s/ David A. Jackson
Name:	David A. Jackson
Its:	President
BORROWER

CONSENT AND AGREEMENT OF GUARANTORS

Each of the undersigned Guarantors executed a Continuing Guaranty (each, a "Guaranty") as described in the Credit Agreement dated as of September 15, 2005 (as amended from time to time, the "Credit Agreement") between WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, and KNIGHT TRANSPORTATION, INC., an Arizona corporation.  Each of the undersigned Guarantors hereby consents and agrees to the modifications and all other matters contained in the foregoing Fifth Modification Agreement of even date herewith.

QUAD-K LLC, an Arizona limited liability company

By:	/s/ David A. Jackson
Name:	David A. Jackson
Its:	President

KNIGHT TRANSPORTATION SERVICES, INC., an Arizona corporation

By:	/s/ David A. Jackson
Name:	David A. Jackson
Its:	President

KNIGHT MANAGEMENT SERVICES, INC., an Arizona corporation

By:	/s/ David A. Jackson
Name:	David A. Jackson
Its:	President

KNIGHT REFRIGERATED, LLC, an Arizona limited liability company

By:	/s/ David A. Jackson
Name:	David A. Jackson
Its:	President

KNIGHT TRUCK & TRAILER SALES, LLC, an Arizona limited liability company

By:	/s/ David A. Jackson
Name:	David A. Jackson
Its:	President

KNIGHT BROKERAGE, LLC, an Arizona limited liability corporation

By:	/s/ David A. Jackson
Name:	David A. Jackson
Its:	President

SQUIRE TRANSPORTATION, LLC, an Arizona limited liability company

By:	/s/ David A. Jackson
Name:	David A. Jackson
Its:	President

KNIGHT CAPITAL GROWTH, LLC, an Arizona limited liability company

By:	/s/ David A. Jackson
Name:	David A. Jackson
Its:	President

KNIGHT PORT SERVICES, LLC, an Arizona limited liability company

By:	/s/ David A. Jackson
Name:	David A. Jackson
Its:	President

KNIGHT AG SOURCING, LLC, an Arizona limited liability company

By:	/s/ David A. Jackson
Name:	David A. Jackson
Its:	President

ARIZONA HAY PRESS, LLC, an Arizona limited liability company

By:	/s/ David A. Jackson
Name:	David A. Jackson
Its:	President

Dated as of: July 26, 2011.

Return to Form 10-Q